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Rise Gold Reports Vested Rights Hearing Date

September 29, 2023 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company") reports that Nevada County (the "County") has announced that its Board of Supervisors will hold its public hearing on the Company's Vested Rights Petition (the "Petition") on the Idaho-Maryland Mine Project (the "IMM Project"), previously scheduled for late October, on December 13 and 14, 2023.

The County explained the delay by pointing to "2,000 pages submitted with the petition for recognition of vested rights, which far exceeds most other known petitions for vested rights." The Company's Petition includes comprehensive records to demonstrate that all of the property owners of each of the parcels of land that comprise the IMM Project either intended to reestablish mining themselves or marketed their properties to mining companies.

Mining operations at the IMM Project were continuous before, during, and after the County first required a permit to mine in 1954, establishing a vested right to continue mining. Vested rights do not expire unless there is evidence that a property owner intended to abandon the right and also took an overt act demonstrating such an intent. Under California law, the burden of proof to show abandonment lies with the County.

Joe Mullin, CEO of Rise Gold Corp. commented: "The Company looks forward to the hearing before the Nevada County Board of Supervisors on its Petition asserting grandfathered rights to mine in Nevada County. The hearing is an important step as we continue our efforts to advance the IMM Project."

A decision on the Petition is not discretionary, rather the Board of Supervisors must decide whether to confirm the vested rights by reviewing the historical facts in light of how the California Supreme Court has interpreted the relevant legal principles.

A link to the news release from the County is here:

https://nevadacountyca.gov/CivicAlerts.aspx?AID=6991

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.